INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Silicon Gaming, Inc. on Form S-3 of our report dated February 15, 2000 (March 22 as to Note 11) (which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty concerning the Company's ability to continue as a going concern) included in the Annual Report on Form 10-K of Silicon Gaming, Inc. for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


                                    /s/ Deloitte & Touche LLP

San Jose, California
April 17, 2000